Exhibit 99.1

CRYOPORT CLOSES FIRST ROUND OF PRIVATE PLACEMENT WITH PURCHASE AGREEMENTS FOR $4.4 MILLION

SAN DIEGO, CA – February 7, 2011 — CryoPort, Inc. (OTCBB: CYRX) today announced it has closed the first round of a private placement with various accredited investors for $4.4 million. The Company obtained agreements to purchase 6,335,318 units at $0.70 per share; each unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $0.77 per share, pursuant to a Securities Purchase Agreement. The offering is expected to remain open for approximately two weeks from the closing of the first round.

The Company intends to use the proceeds of the private placement for working capital purposes.

Emergent Financial Group, Inc. served as the Company’s placement agent for the transaction.

This press release will not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

A summary of the transaction will be included in the Company’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission today.

About CryoPort, Inc.
CryoPort (www.cryoport.com) has developed a leading edge, proprietary, technology-driven packaging and transport and packaging system focused on providing a solution for the frozen shipping market in the growing global life science industry. The products developed by CryoPort are essential components of the infrastructure required for the testing, research and end user delivery of temperature-sensitive medicines and biomaterials in an increasingly complex logistical environment.

Forward Looking Statements
The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

Contact:
Lippert/Heilshorn & Associates
Don Markley
310-691-7100
dmarkley@lhai.com